Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Flextronics Logistics Services Agreement

This Logistics Services Agreement (“Agreement”) is entered into this 1st day of May 2009 (the “Effective Date”), by and between Enphase Energy, Inc. having its place of business at 201 lst Street, Suite 300, Petaluma, CA 94952 (“Customer”) and Flextronics America, LLC having a place of business at 260 South Milpitas Blvd, Milpitas, California 95035 (“Flextronics”).

The Customer has entered into an ongoing sales agreement with its customers (the “Purchaser”) for the sale by Customer of certain goods. Flextronics has developed processes and practices for the purchasing, receipt, kitting, storage, and movement including the management of transportation of goods and the provision of visibility into the status of the supply of such goods through electronic communications and otherwise. The Customer desires to engage Flextronics to perform logistics services, including storing Customer’s goods and value-added logistics services at locations managed by Flextronics (the “Services”). Customer acknowledges that Flextronics’s expertise is in providing these Services and that Flextronics’s responsibility related to the Customer’s goods is limited to this extent.

1.	SERVICES

Flextronics will perform the Services as set forth in Exhibit A to this Agreement with regard to the goods identified on Exhibit B to this Agreement (the “Goods”). Any Services related to the management and storage of Goods will be provided at Flextronics facilities situated at the locations identified in Exhibit A (each a “Flextronics Facility”). Flextronics shall perform the Services in a professional manner in accordance with the Customer’s instructions, using a commercially reasonable degree of diligence, care and skill.

2.	TERM AND TERMINATION

2.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue for one (1) year thereafter until terminated as provided in Section 2.2 or 8.8. After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other prior to the date that is ninety (90) days prior to the end of any term that it does not intend to renew this Agreement.

2.2. Termination. This Agreement may be terminated by either party (a) for any reason upon ninety (90) days written notice to the other party, or (b) if the other party defaults in the performance of any material term or condition of this Agreement (including defaulting in any payment due) and such default continues unresolved for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (c) pursuant to Section 8.8 below. Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination. Except as provided in Section 7, termination of this Agreement and settling of accounts shall be the exclusive remedy of the parties for breach of this Agreement.

2.3. Consequences of Termination. Upon payment of all sums due under this specific agreement, the Customer shall remove the Goods from the Facility within five (5) business days of the date of termination. Notwithstanding termination or expiration of this Agreement, Sections 2.3, 3.4(b) and (c), 7 and 8 shall survive the termination or expiration of this Agreement, In addition, the obligation to pay any amounts due or which may become due as a result of termination shall survive.

3.	CHARGES AND PAYMENT TERMS

3.1. Charges. In consideration for the Services, Customer will pay Flextronics the charges set forth in Exhibit C. The charges may be increased or decreased by Flextronics as part of the quarterly cost review if (a) the market price of equipment, labor or other costs related to the provision of the Services, increase or decrease beyond normal variations in pricing as demonstrated by Flextronics or identified during the quarterly cost review, and (b) the parties agree to the increase or decrease. At either party’s request, the parties will meet and review the charges. Any changes to the charges, including the effective date such changes, shall be agreed to in writing by the parties.

3.2. Taxes and Duties. Unless otherwise agreed to by the parties in Exhibit C all charges quoted are exclusive of federal, state and local excise, sales, use and similar taxes, and any duties, and Customer shall be responsible for all such items.

3.3. Payment. Payment for any charges or other cost to be paid by Customer hereunder is due [***] days net from the date of invoice and shall be made in lawful U.S. currency. Customer agrees to pay one and one- half percent (1.5%) monthly interest on all late payments. All payments shall be made without any deductions or set- off of any amounts due.

3.4. Additional Terms Related to Payment.

a Prepayment: Stop Work. If Customer is late with payments under this specific agreement, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may require prepayment or delay shipments or suspend work until assurances of payment satisfactory to Flextronics are received. Customer agrees to provide all necessary financial information required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

b Retention and Lien Rights. In addition to (a) above, Flextronics shall have the right without prejudice to its other rights and remedies against the Customer to retain, as of the date of the written notice, to retain the Goods the wholesale value of which is roughly equivalent to the amount of all sums due from Customer under this specific agreement, at the Customer’s expense and risk. Prior to exercising these retention and lien rights, Flextronics will notify Customer that it has exercised these rights and that Customer has thirty (30) days from date of the notice to pay the outstanding amounts. Any storage charges described in Exhibit C shall continue to accrue on any Goods detained in accordance with this subsection (b). Flextronics will release the retained Goods immediately upon receipt of the amounts due if Customer makes payment within the thirty (30) day period. If Customer does not pay within the thirty (30) day period, Flextronics, without prejudice to its other rights and remedies against the Customer, shall be entitled to sell or otherwise dispose of the retained goods at the Customer’s sole risk and expense by a commercially reasonable method, and the proceeds of any sale or disposal shall be remitted to the Customer after deduction there from of all expenses and all amounts due to Flextronics from Customer on any account.

c Letter of Credit. Within forty-five (45) days of Flextronics’s request during the term of this Agreement, Customer agrees to obtain and maintain a stand-by letter of credit (LOC) on behalf of Flextronics to minimize the financial risk to Flextronics for its performance of the Services under this Agreement, The LOC shall be for a minimum period of time of three (3) months and shall be for a total amount that is equal to the total value of the risks associated with the accounts receivable from Customer for this specific agreement. The calculation shall be based upon the average monthly Customer accounts receivable for the prior three (3) months. The drawdown procedures under the LOC shall be determined solely by Flextronics. Flextronics will, in good faith, review Customer’s creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so. In addition, Flextronics agrees that no letter of credit shall be required from Customer as long as Customer has promptly paid all invoices in accordance with section 3.3 above.

4.	TITLE TO GOODS AND RISK OF LOSS: INSPECTION

Unless otherwise mutually agreed to by the parties in writing, Flextronics shall never take title to the Goods. Flextronics’s sole liability for risk of loss is as set forth in Section 7.1 below. Customer will hold title to the Goods and shall bear risk of loss while the Goods are under Flextronics’s care, control and custody. Upon twenty-four (24) hours’ prior notice, Customer will have the right to enter and access any Flextronics Facility where the Goods are located during normal business hours to verify Flextronics’ compliance with this Agreement. Customer may perform an inspection, inventory, or quality review of the Goods at the Flextronics Facility. No charge will be made for any such visits.

5.	INSURANCE

5.1. Customer’s Obligations. Customer will insure the full value of the Goods against all risks while they are under Flextronics’s care, control and custody.

5.2. Flextronics’s Obligations. Flextronics shall, at its own expense, provide and keep in full force and effect during the term of this Agreement at least the following kinds of insurance covering the Services: Worker’s Compensation Insurance; Commercial General Liability Insurance; Comprehensive Automobile Liability Insurance (including, property damage for owned, non-owned, and hired vehicles used by Flextronics while performing the Services in connection with this Agreement. Flextronics will not provide, or obtain on behalf of Customer, any insurance on the Goods. Flextronics shall be liable, however, for any damage to the Goods caused by Flextronics’s employees’ negligence in handling.

6.	WARRANTIES

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6.1. Owner of the Goods. The Customer warrants that it is either the owner or the authorized agent of the owner of the Goods and that it is accepting the terms and conditions of this Agreement for itself and as agent for and on behalf of the owner.

6.2. Description of the Goods. The Customer warrants that the description and particulars of any goods furnished by or on behalf of the Customer to Flextronics are true, correct and complete.

6.3. Condition of the Goods. Flextronics warrants that it will properly inspect the shipment (outer boxes and pallets only) of all Goods, whether manufactured by Flextronics or a third party, upon arrival and verify that it is in suitable condition for storage at Flextronics’s facility and shipment to Customer or Customer’s customers. Flextronics will perform inspection of the non-PCBA product as agreed to by the parties. If Goods are damaged or otherwise not shippable, Flextronics shall immediately notify Customer. If Flextronics finds damage to a Good that is manufactured by Flextronics, then Flextronics shall notify its manufacturing facility of such damage, in writing. Flextronics shall also ensure that Goods are securely and properly stowed, labeled and/or marked, and that the preparation, packing, stowage, labeling and marking are appropriate to any operations or transactions affecting the Goods and the characteristics of the Goods, in compliance with any statutory regulations or official or recognized standards and in such condition as not to cause damage or injury or the likelihood of damage or injury to the Facility or other property (real or personal) of Flextronics or to any other goods, whether by spreading of damp, infestation, leakage or the escape of fumes or substances or otherwise.

6.4. Special Precautions. The Customer warrants that before presentation of any Customer supplied Goods to Flextronics (or its subcontractor) for warehousing or for collection, the Customer will inform Flextronics in writing of any special precautions necessitated by the nature, weight or condition of the Goods and of any statutory duties specific to the Goods with which Flextronics may need to comply. In addition, The Customer warrants that unless prior to receipt of the Goods by Flextronics, Flextronics receives written notice containing all appropriate information, none of the Goods are or contain substances the storage which would require the obtaining of any consent or license or which, if they escaped from their packaging, would or may cause pollution of the environment or harm to human health.

6.5. Flextronics Warranties. Flextronics warrants that (i) Flextronics will warehouse, store, and handle the Goods in a safe and secure storage area with due care; (ii) all Services will be performed promptly, in a competent and professional manner in accordance with industry standards; and (iii) Flextronics will use commercially reasonable efforts to prevent any theft or damage to the Goods.

7.	LIABILITY AND INDEMNIFICATION

7.1. Flextronics’s Liability and Indemnification of Customer.

a Flextronics Liability and Certain Limitations. Except as described below in Section 7.1.b through 7.1.d, Flextronics shall not be liable for any loss or damage which is discovered after Customer has accepted the Goods without noting tampering, damage or loss nor shall Flextronics be liable for any loss or damage to the Goods while they are under Flextronics’s care, custody and control, including without limitation any deterioration of the Goods, any delay or any failure to comply with Customer’s instructions, however caused.

b Flextronics will maintain a minimum of [***]% inventory accuracy (by dollar value of inventory). Any shortages beyond [***]% in any given period shall be the responsibility of Flextronics unless the shortages are the direct result of actions of the Customer. Shortages up to [***]% will be the responsibility of the Customer except to the extent that such shortages arise as a result of Flextronics negligence or willful misconduct or breach of this Agreement.

c Any claims made to Flextronics as a result of inventory losses in any given twelve month period may not exceed the total amount invoiced to Customer by Flextronics during that same period unless such claims arise as a result of Flextronics gross negligence or willful misconduct.

d Any presumption of conversion imposed by law shall not apply to such loss, and a claim by Customer of conversion must be established by affirmative evidence that Flextronics converted the Goods to Flextronics’s own use.

e Procedure for Making Claims Against Flextronics.

(i). Any claim by Customer against Flextronics arising in respect of any Service provided for Customer or with respect to which Flextronics has undertaken to provide, shall be made in writing and notified to Flextronics within thirty (30) days of the date upon which the Customer became or should have become aware of the event or occurrence alleged to give rise to such claim, or of the date upon which the Goods have been

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delivered to or to the use of the Customer, whichever is later. Any claim not made and notified as described herein shall be deemed to be waived and absolutely barred except where the Customer can show that it was impossible for it to comply with this time limit and that it has made the claim as soon as it was reasonably possible for it to do so.

(ii). Notwithstanding the provisions of subsection (i) above, Flextronics shall in any event be discharged of all liability whatsoever howsoever arising in respect of any Service provided for the Customer or which Flextronics has undertaken to provide unless suit be brought and written notice thereof given to Flextronics within nine (9) months from the date of the event or occurrence alleged to give rise to a cause of action against Flextronics.

f     Special Goods.

(i). Except following instructions previously received in writing and accepted by Flextronics, Flextronics will not accept or deal with goods of a dangerous or damaging nature, nor with goods likely to harbor or encourage vermin or other pests, nor with goods liable to taint or affect other goods (“Special Goods”). Should the Customer nevertheless deliver any such goods to Flextronics or cause Flextronics to handle or deal with any such goods otherwise than under special arrangements previously made in writing, Flextronics shall be under no liability whatsoever for or in connection with such goods howsoever arising.

(ii). If Flextronics accepts Special Goods pursuant to a special arrangement and then in the opinion of Flextronics they constitute a risk to other goods, property, life or health, Flextronics shall where reasonably practicable contact Customer, but reserves the right at the expense of the Customer to remove or otherwise deal with such Special Goods.

(iii). Flextronics may at any time waive its rights and exemptions from liability under subsection (i) above in respect of any one or more of the categories of Special Goods mentioned herein or of any part of any category. If such waiver is not in writing, the onus of proving such waiver shall be on the Customer.

7.2. Customer’s Liability and Indemnification of Flextronics.

a Customer’s Liability and Certain Limitations. Except as expressly set forth in Section 7.1 or in this Section 7.2, Customer shall bear all risk of loss or damage to the Goods and any liability for any delay, non-delivery or other failure associated with the activities that are the subject of this Agreement, In addition, where loss or damage occurs to Goods, for which Flextronics is not liable, the Customer shall be responsible for the cost of removing and disposing of such Goods (including, without limitation any associated environmental clean up or site remediation costs).

b Customer’s Indemnification Obligation. Customer shall defend, indemnify and hold Flextronics, its affiliated companies, officers, directors, employees, and agents (“Flextronics Indemnified Parties”) harmless from any obligations, costs, claims, judgments, losses, expenses and liabilities (including without limitation, reasonable attorneys fees, duties, taxes, fines, penalties, imposts, levies, deposits and outlays of any nature levied by any authority in relation to the Goods) incurred in connection with any claim or alleged claim by any third party arising as a result of (i) Flextronics acting in accordance with the Customer’s instructions; (ii) Customer’s breach of any warranty contained in this Agreement; or (iii) Customer’s negligence or willful misconduct.

7.3. Indemnification Procedure. In the case of a claim for indemnification pursuant to Section 7, the indemnified party shall notify the indemnitor promptly in writing of any claim and, at the indemnitor’s expense, reasonably cooperate with the indemnitor in the defense and/or settlement of any such claim.

7.4. NO OTHER LIABILITIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

8.	MISCELLANEOUS

8.1. Confidentiality. All written information and data exchanged between the parties for the purpose of enabling Flextronics to perform the Services under this Agreement that is marked “Confidential” or the like, shall be deemed to be Confidential Information. The party that receives such Confidential Information agrees not to disclose it directly or indirectly to any third party without the prior written consent of the disclosing party. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof.

8.2. Entire Agreement.

a	This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. Each party shall hold the existence and terms of this Agreement confidential, unless the other party obtains express written consent otherwise. In all respects, this Agreement shall govern, and any other documents including, without limitation, preprinted terms and conditions on Customer’s purchase orders shall be of no effect. This “Agreement will be deemed to have been drafted by both parties.

b	Notwithstanding the foregoing, either party may disclose the existence and terms of this Agreement if such information is required to be disclosed under applicable law, including without limitation pursuant to the rules and regulations promulgated by the United States Securities and Exchange Commission. In addition, each party may disclose the existence and terms of this Agreement solely for due diligence purposes to prospective investors or acquirers.

8.3. Amendments. This Agreement may be amended only by written consent of both parties.

8.4. Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party, nor the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

8.5. Disputes Resolution; Waiver of Jury Trial.

(a) Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries (collectively, “Disputes”). Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below. Either party’s affiliates and subsidiaries are also intended beneficiaries of, and may enforce, this dispute resolution procedure.

(b) Any and all Disputes shall be referred to arbitration under the rules and procedures of Judicial Arbiter Group, Inc. (“JAG”), who shall act as the arbitration administrator (the “Arbitration Administrator”).

(c) The parties shall agree on a single arbitrator (the “Arbitrator”). The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator shall deliver a roster of ten names to the parties. Within seven (7) calendar days of service upon the parties of the list of names, each party may strike three (3) names and shall rank the remaining seven arbitrator candidates in order of preference, from least to most preferred. The Arbitration Administrator will then appoint the remaining candidate with the highest composite ranking as the Arbitrator, or, in the event of a tie, the Arbitration Administrator will select an Arbitrator from among the tied candidates.

(d) Unless otherwise mutually agreed to by the parties, the place of arbitration shall be Denver, Colorado, although the arbitrators may be selected from rosters outside Denver.

(e) The Federal Arbitration Act shall govern the arbitrability of all Disputes. The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration. To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, Colorado law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section 8.5. Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(f) Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:

(i)	Non-Expert Discovery. Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in Denver, Colorado; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.

(ii)	Expert Disclosure. If scientific, technical, or other specialized knowledge will assist the arbitrator, each party may select a single witness who is retained or specially employed to provide such expert testimony. In addition, each party may select an additional retained or specially employed expert witness to testify with respect to damages issues, if any. Expert discovery shall consist of the following: (1) the parties shall exchange complete reports on all information to be provided by the expert(s) at the hearing no later than thirty (30) days before the first day of the hearing; (2) the parties shall produce complete rebuttal reports, if any, no later than ten (10) days before the first day of the hearing; and (3) the parties shall be required to produce any and all documents reviewed by their expert(s) in performing work relating to the arbitration.

(iii)	Additional Discovery. The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice. In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by videoconference during the arbitration hearing.

(g) The Arbitrator shall render an award within six (6) months after the date of appointment, and a condition of the arbitrator’s appointment shall be commitment to comply with this six (6) month period. This period may be extended by mutual agreement of the parties. The award shall be accompanied by a written opinion setting forth the findings of fact; conclusions of law and reasoning relied upon by the arbitrator in reaching his or her decision. The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages. The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section 8.5.

(h) Either party may seek arbitral review of the award. Arbitral review may be had as to any element of the award.

(i) This Agreement’s arbitration provisions are to be performed in Denver, Colorado. Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this section 8.5, to review or confirm the award in arbitration, or for preliminary injunctive relief as set forth in subsection (k), shall be brought exclusively in a court of competent jurisdiction in the county of Denver, Colorado (the “Enforcing Court”). By execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of the Enforcing Court and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, their relationship, or any arbitration relating thereto, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum, and (iii) waives personal service of process and consents to service of process upon it by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 8.5 hereof, and service so made shall be deemed completed on the third business day after such service is deposited in the mail. Nothing in this Section 8.5 shall affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(j) Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section 8.5, including attorneys’ fees. Notwithstanding the foregoing: (1) the fees and expenses of the Arbitrator and Arbitration Administrator shall be (A) borne equally by Customer and Flextronics if and to the extent that the arbitration panel determines that such result would be fair and equitable under the circumstances, or (B) borne by Customer and/or Flextronics in inverse proportion to the amount that the arbitration panel’s award in favor of Customer and/or Flextronics bears to the total amount of the items in dispute (for illustration purposes for this Section 8.5 (i) only, (X) if the total amount of items in dispute is $1,000,000.00, and Customer prevails on $500,000.00 as determined by the Arbitrator, Flextronics and Customer shall bear the arbitration panel’s fees and expenses equally, or (Y) if the total amount of items in dispute is $1,000,000.00, and Customer prevails on $250,000.00 as determined by the Arbitrator, Customer shall bear 75% and Flextronics shall bear 25% of the fees and expenses of the arbitrator and the Arbitration Administrator; and (2) the fees and expenses incurred by the prevailing party to enforce this Section 8.5 or the enforcement of any award shall be paid by the other party.

(k) The parties agree that any breach of a party’s confidentiality obligations set forth in this Agreement will result in irreparable injury to the other party for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of such obligations, the non-breaching party will be entitled to seek preliminary injunctive relief in the Enforcing Court or in any Court of competent jurisdiction in the location in which the breaching party conducts its business, without first pursuing such relief in arbitration.

(l) Notwithstanding anything contained in this Section 8.5 to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Section 8.5(b) hereof, Customer and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Customer’s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics. The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks. In the event that the parties are unable to resolve such Dispute pursuant to this Section 8.5 (1), the provisions of Section 8.5(a) through (j) hereof, inclusive, as well as Section 8.5 (n) shall apply.

(m) The parties agree that the existence, conduct and content of any arbitration pursuant to this Section 8.5 shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.

(n) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(o) In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

8.6. Governing Law.

a. This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of Colorado without regard to its conflicts of laws provisions; except to the extent there may be any conflict between the law of the State of Colorado and the Incoterms of the International Chamber of Commerce, 2000 edition, in which case the Incoterms shall be controlling. The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement.

b. The parties acknowledge and confirm that they have selected the laws of the State of Colorado as the governing law for this Agreement in part because jury trial waivers are enforceable under Colorado law. The parties further acknowledge and confirm that the selection of the governing law is a material term of this Agreement.

8.7 Successors, Assignment: Subcontractors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld; provided, that Flextronics may assign this Agreement to any of its affiliated companies. Where necessary for the optimal performance of services, Flextronics shall be entitled to sub-contract all or any part of the Services, including without limitation, the security, cleaning, maintenance, repair and other services and works at the Facility. Notwithstanding the foregoing, Flextronics may assign some or all of this Agreement to an affiliated Flextronics entity.

8.8 Force Maieure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, act of terrorism or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

8.9 Intellectual Property. Nothing in this Agreement grants either party any rights to use the other party’s trademarks, trade - or corporate names, patents or other intellectual property rights, directly or indirectly, in connection with any product, service, promotion or publication without the prior written approval of the intellectual property rights owner or, in the case of corporate names, of an authorized officer of the other party.

8.10 Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received (i) when delivered personally; (ii) when sent by confirmed facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (I) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to his section.

If any legislation is compulsorily applicable to any business undertaken, this Agreement shall be read as subject to such legislation and nothing in this Agreement shall be construed as a surrender by Flextronics of any of its rights or immunities or as an increase of any of its responsibilities or liabilities under such legislation and if any provision of this Agreement is inconsistent with a provision of any statute or rule of law having compulsorily application to the Agreement then to the extent only of such inconsistency such statute or rule of law shall prevail.

THIS AGREEMENT MUST BE ACCEPTED WITHIN THIRTY (30) DAYS FROM THE PROPOSAL DATE BY SIGNATURE OF CUSTOMER. IN THE ABSENCE OF WRITTEN ACCEPTANCE, THE ACT OF TENDERING GOODS DESCRIBED HEREIN FOR STORAGE OR OTHER SERVICES BY FLEXTRONICS WITHIN THIRTY (30) DAYS FROM THE PROPOSAL DATE SHALL CONSTITUTE UNQUALIFIED ACCEPTANCE OF THESE TERMS AND CONDITIONS BY CUSTOMER.

ACCEPTED AND AGREED TO:

[CUSTOMER]:	[FLEXTRONICS]

By:	GREGORY S. STEELE	By:	Thomas Wright

Title:	VP OF OPERATIONS	Title:	VP FGS.